Exhibit 99.1

Digi International Announces Resignation of CFO

Gokul Hemmady resigning to pursue opportunity at Silicon Valley based start-up business

(MINNETONKA, MN, January 15, 2019) — Digi International® Inc., (Nasdaq: DGII), announced today that Gokul Hemmady, the company’s Senior Vice President, Chief Financial Officer and Treasurer, gave notice of his intention to resign effective on or about February 5, 2019. Mr. Hemmady is leaving the company to pursue an opportunity at a start-up business based in Silicon Valley in an emerging industry.

“We thank Gokul for his contributions during his time at Digi,” said Ron Konezny, President and Chief Executive Officer. “We wish him all the best as he pursues the unique opportunity that awaits him.”

The Board of Directors is commencing a search for Mr. Hemmady’s successor and has appointed Brian Ballenger to serve in the additional roles of Interim Treasurer and acting principal financial officer and principal accounting officer, effective upon Mr. Hemmady’s departure.

About Digi International

Digi International (Nasdaq: DGII) is a leading global provider of Internet of Things (“IoT”) products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things, and growing. For more information, visit Digi’s website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).

Investor Contact:

David H. Sampsell
Vice President - Corporate Development, General Counsel & Corporate Secretary
(952) 912-3528
Email: dave.sampsell@digi.com